UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

Owens Corning

(Exact name of registrant as specified in its charter)

Delaware	1-33100	43-2109021
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of principal executive offices, including zip code)

419-248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Governance and Nominating Committee (the “Committee”) of Owens Corning (the “Company”) is responsible for recommending to the Board of Directors of the Company director nominees for election. As a result of a director search performed under the direction of the Committee, the Company has identified Edward F. Lonergan as a new director candidate. Mr. Lonergan currently serves as the President and Chief Executive Officer at Chiquita Brands International, Inc.

On June 13, 2013, the Board took the following actions to become effective September 18, 2013: (a) increased the size of the Board as of September 18, 2013 by one member; and (b) elected Edward F. Lonergan as a director to fill the vacancy created by the increase in the size of the Board, to serve in Class II for a term expiring at the Company’s Annual Meeting of Stockholders in 2014. Mr. Lonergan also will serve on the Compensation and Finance Committees of the Board of Directors.

There is no arrangement or understanding between Mr. Lonergan and any other person pursuant to which Mr. Lonergan was selected as a director. For his service as a non-employee member of the Board, beginning September 18, 2013, Mr. Lonergan will participate in the non-employee director compensation arrangements in effect at that time. The arrangements currently in effect are described under the heading “2012 Non-Employee Director Compensation” in the Company’s proxy statement delivered in connection with its 2013 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on March 14, 2013. There are no related person transactions involving Mr. Lonergan that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: June 17, 2013	By:	/s/ John W. Christy
John W. Christy
Senior Vice President, General Counsel and Secretary